UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 21, 2015

Black Stallion Oil and Gas Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-180230	99-0373017
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

633 W. 5th Street, 26th Floor, Los Angeles, CA	90071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 213-223-2071

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Certain Officers

Item 7.01 Regulation FD Disclosure

Black Stallion announces the appointment of Geologist Michael L. Pinnell as the company’s Vice President Exploration, and the appointments of Geologists Irving J. Prentice and Case Lewis to the company’s Advisory Board.

The professional backgrounds of the new Black Stallion VP and Advisory Board Members are provided below.

MICHAEL L. PINNELL – VP EXPLORATION

Michael Pinnell represents over 45 years experience as a Geologist, with an extensive background as a well site geologist and consultant providing acreage and prospect evaluation. As a presenter of 20+ major papers on oil and gas exploration at AAPG, geological societies, universities and other geologic venues, his focus has been on a multidisciplinary approach to identifying large commercial reserves in new oil and gas exploration provinces.

Michael started his career in 1970 as a Geologist and Geophysicist with Exxon (NYSE:XOM), during which time he mapped the Anadarko basin and participated in oil and gas exploration in Permian basins of West Texas and all Rocky Mountain Basins.

Subsequent Exploration Manager positions included an 18-year tenure with Pioneer Oil and Gas, where Michael helped put together over half a million acres in a Utah Thrust belt play, and acquired 75,000 acres in the Uinta Basin.

During that time, Michael also prepared several Wyoming wildcat prospects, drilling one successfully; drilled numerous Nevada wildcat wells; and created a geologic conceptual model for the acquisition of Wyoming leases and participation in 50+ wells drilled to produce coal bed methane, and oil via horizontal drilling.

Michael's other work as a Geologist, Geophysicist and geologic consultant included an oil and gas discovery in the Dakota Formation, Wyoming; drilling 9 successful gas wells in the Uinta Basin; supervising the acquisition of and providing geologic analysis of 1,000,000 leased acres in the western US; and performing extensive surface based magnetic data acquisition and interpretation for exploration in Colorado, New Mexico and Nevada basins.

Michael holds a B.S. and M.S. Geology from Brigham Young University, and is a member of the American Association of Petroleum Geologists.

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IRVING J. PRENTICE – ADVISOR

Irving Prentice is a seasoned geologist and proven finder, generator and manager, with experience in every aspect of the exploration business, including drilling over 100 wells with a success ratio of 84% on close-in prospects without 3-D, and a 100% success ratio with 3-D.

Irving's career began over 40 years ago as an Exploration and Development Geologist with Texaco in the upper Gulf Coast exploration district, where he generated successful prospects in the Sligo and Hosston formations.

During his tenure as VP Exploration for HUBCO Exploration, Inc., Irving generated and evaluated prospects in Louisiana and Texas, promoted them to industry partners, and oversaw the company's exploration team. He also evaluated production purchases, handled production sales, and managed all aspects of directing operations.

While with HUBCO, Irving was responsible for the discoveries at S.E. Saturday Island, Horseshoe Bayou, Metcalf Field (North Louisiana), Lake Fortuna Extension, Christmas Day Field (Texas), S. Big Caesar (Texas), and West Saturday Island.

Irving holds a B.S. Geology from Tulane University, and is currently a member of the American Association of Petroleum Geologists, and SIPES.

CASE LEWIS, P. GEO – ADVISOR

Case Lewis is a Registered Professional Geologist and Qualified Person, representing nearly a decade of diverse experience in the Oil and Gas and mining industries, while spanning grassroots to large-scale exploration projects across 3 continents.

His career began in Calgary, Canada, at Advantage Oil & Gas (NYSE:AAV), where he participated in the development of oil and gas exploration plays within Alberta and Saskatchewan. In addition to utilizing seismic techniques to define the stratigraphic setting and geometry of reservoirs and to evaluate potential targets, his responsibilities also included analyzing open hole well logs and writing geological reports.

As an advisor to Black Stallion, Case brings his more recent experience as a consulting geologist to the table: from field exploration to reporting, 3D deposit modeling, corporate GIS database engineering, project management, NI 43-101 compliance, analyzing data and information, and preparing presentations, expert analyses and recommendations.

Case graduated from the University of Alberta with a BSc in Geology, and is currently a registered Professional Geoscientist in good standing with the Association of Professional Geoscientists of Ontario and the Ordre des Geologues du Quebec.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK STALLION OIL AND GAS INC.

Date: August 21, 2015	By:	/s/ George Drazenovic
George Drazenovic
President and Director

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